Exhibit 99.1

NEWS RELEASE		FOR IMMEDIATE RELEASE

Contacts at the Company:

Aegis Communications Group, Inc.	Information Line	(800) 332-0266

Aegis Communications Group Reports Third Quarter 2005 Results

IRVING, TEXAS — November 14, 2005 — Aegis Communications Group, Inc. (OTC Bulletin Board: AGIS), a worldwide transaction-based business process outsourcing Company that enables clients to make customer contact programs more profitable and drive efficiency in back office processes, reported its results for the third quarter of 2005. All dollar figures are expressed in thousands.

REVENUES. For the quarter ended September 30, 2005, revenues from continuing operations were $14,800 versus $20,400 in the third quarter 2004, a decrease of $5,600, or 27.5%. For the nine months ended September 30, 2005, revenues from continuing operations were $46,200, 39.5% lower than the $76,300 of revenues generated by the Company in the prior year comparable period. The decrease in revenues for the three and nine months ended September 30, 2005 versus the prior year same period resulted from a number of factors. First, the decision at the end of June 2004 by AT&T to discontinue its outbound acquisition services accounted for approximately 58% of the decrease in revenue billings on their campaigns. Additionally, Qwest reduced call volume during the third quarter of 2005 and we were impacted by staffing issues at our centers in West Virginia. Additionally, the effect of the restructured Trilegiant contract had an adverse impact on the Company’s financial performance during the third quarter of 2005.

EBITDA. EBITDA loss for the third quarter of 2005 was $700 as compared to our EBITDA loss of $1,900 in the prior year third quarter. The Company’s EBITDA loss of $700 for the third quarter 2005 compares favorably with our EBIDTA loss for the second quarter 2005 of also $1,900. For the nine months ended September 30, 2005 the Company generated an EBITDA loss of $4,800 as compared to an EBITDA loss of $8,900 for the nine months ended September 30, 2004. As revenues, we believe, have bottomed out and stabilized during 2005, the EBITDA loss reduction is a result of the cost savings the Company has accomplished through renegotiation and restructuring of its telecom, health benefits and insurance contracts, the reduction of staff and the outsourcing of selected administrative operations to lower-priced labor markets. The Company is no longer burdened by the cash drain of severance expenses paid to former management team members from prior years and settlement on leases for closed centers, which has added a lift to the Company’s current EBITDA picture. Though we are still progressing on our turnaround strategy, the Company’s operating revenues are starting to increase in the fourth quarter due to contract signings of PharmaCare and NationsHealth. We

Aegis Reports Second Quarter 2005 Results

expect these contracts to increase revenues and turn the Company back into profitability as we close out this 2005 fiscal year and move into the 2006 fiscal year.

Regarding the Company’s third quarter performance, Kannan Ramasamy, the Company’s President and Chief Executive Officer commented that, “We are seeing our strategic expectations materialize through the diligent nurturing of our client base and our business strategy of moving into the healthcare-related businesses associated with Medicare Part D and pursuing aggressive cost containment initiatives.” Mr. Ramasamy further stated “We welcome the continued assistance and support of our shareholder base in our endeavor.”

Aegis Profile

Aegis Communications Group, Inc. (Aegis) is a worldwide transaction-based business process outsourcing Company that enables clients to make customer contact programs more profitable and drive efficiency in back office processes. Aegis’ services are provided to a blue chip, multinational client portfolio through a network of client service centers employing approximately 2,500 people and utilizing approximately 2,700 production workstations. Further information regarding Aegis and its services can be found on its website at www.aegiscomgroup.com .

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this document that are not based on historical facts are “forward-looking statements”. Terms such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “predicts”, “may”, “should”, “will”, the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: our reliance on certain major clients; unanticipated losses of or delays in implementation of client programs; higher than anticipated implementation costs associated with new client programs; the successful combination of revenue growth with operating expense reduction to result in improved profitability and cash flow; government regulation and tax policy; economic conditions; competition and pricing; dependence on our labor force; reliance on technology; telephone and internet service dependence; the ability, means, and willingness of financial markets to finance our operations; and other operational, financial or legal risks or uncertainties detailed in our SEC filings from time to time. Should one or more of these uncertainties or risks materialize, actual results may differ materially from those described in the forward-looking statements. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new expectations, conditions or circumstances, or otherwise.

(financial statements follow)

Aegis Reports Second Quarter 2005 Results

Aegis Communications Group, Inc.

Unaudited Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share amounts)

	Three Months ended September 30,		Nine Months ended September 30,
	2005	2004	2005	2004
Revenues	$14,777	$20,426	$46,223	$76,291
Operating costs:
Cost of services	11,445	15,268	34,723	55,895
Selling, general and administrative expenses	4,031	6,842	16,331	24,716
Depreciation and amortization	940	1,847	4,533	6,731
Restructuring charges	—	255	—	4,570

Total operating expenses	16,416	24,212	55,587	91,912

Operating loss	(1,639)	(3,786)	(9,364)	(15,621)

Interest expense, net	231	131	550	532
Non-cash interest expense	480	246	1,273	2,304

Loss from continuing operations before income taxes	(2,350)	(4,163)	(11,187)	(18,457)

Income taxes expense	—	—	—	—

Net loss	(2,350)	(4,163)	(11,187)	(18,457)

Preferred stock dividends	—	—	—	—

Net loss applicable to common shareholders	$(2,350)	$(4,163)	$(11,187)	$(18,457)

Basic and diluted loss per common share	$(0.01)	$(0.01)	$(0.02)	$(0.09)

Weighted average shares of common stock outstanding (in thousands):
Basic	659,577	381,471	659,577	196,704
Diluted	659,577	381,471	659,577	196,704

Aegis Reports Second Quarter 2005 Results

Aegis Communications Group, Inc.

Condensed Selected Financial Data

(Dollars in thousands)

	September 30, 2005	December 31, 2004
	(unaudited)
Assets
Cash and cash equivalents	$521	$—
Restricted Cash	—	966
Accounts receivable, net	7,028	9,783
Total current assets	8,294	11,849
Property and equipment, net	5,499	9,042
	14,342	22,121

Liabilities & Shareholders’ Deficit
Accounts payable	$5,605	$3,534
Other current liabilities	6,944	10,477
Current portion of long-term debt	3,537	—
Total current liabilities	20,514	15,486
Long term notes payable, net of current portion	16,755	17,816
Total shareholders’ (deficit)	(23,248)	(12,061)